Exhibit 5.1

OPINION OF VINCENT & REES, L.C.

October 4, 2011

To: Board of Directors, Alentus Corporation

Re: Form S-1 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration of 4,393,846 issued and outstanding shares of common stock of Alentus Corporation (“Alentus” or the “Company”) held by certain selling stockholders, $0.001 par value on the terms and conditions set forth in the Registration Statement (the “Shares”).

In that capacity, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. Alentus is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. The Shares covered by the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Proceedings" and the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Vincent & Rees, L.C.

Vincent & Rees, L.C.